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                 August 3, 2020

       Fabian G. Deneault
       Chairman and President
       Digital Development Partners, Inc.
       17800 Castleton Street, Suite 300
       City of Industry, CA 91748

                                                        Re: Digital Development
Partners, Inc.
                                                            Current Report on
Form 8-K
                                                            Filed January 7,
2020
                                                            File No. 0-52828

       Dear Mr. Deneault:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action, or absence of action by the staff.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Manufacturing
       cc:                                              Eric J. Newlan, Esq.